Exhibit H-1

National Grid Holdings Limited - Consolidated
Group balance sheet
at March 31, 2004

	£m	$m
Fixed assets

Tangible assets	4,281	7,834
Investments in joint ventures
- Share of gross assets	31	57
- Share of gross liabilities	(27)	(49)
- Share of net assets	4	8
- Loans to joint ventures	-	-
- Impairment of investments in joint ventures	-	-
Investments in joint ventures (net of impairment)	4	8
Other investments	32	59
Total investments	36	67
	4,317	7,901

Current assets
Stocks	14	26
Debtors (amounts falling due within one year)	2,628	4,809
Debtors (amounts falling due after one year)	42	77
Cash and deposits	107	196
	2,791	5,108

Creditors (amounts falling due within one year)
Borrowings	(20)	(37)
Other creditors	(1,046)	(1,914)
	(1,066)	(1,951)

Net current assets	1,725	3,157

Total assets less current liabilities	6,042	11,058

Creditors (amounts falling due after more than one year)

Borrowings	(2,920)	(5,344)
Other creditors	(146)	(267)
	(3,066)	(5,611)

Provisions for liabilities and charges	(866)	(1,585)

Net assets employed	2,110	3,862

Capital and reserves
Called up share capital	100	183
Share premium account	1,873	3,428
Other reserves	(740)	(1,354)
Profit and loss account	842	1,541
Equity shareholders' funds	2,075	3,798
Minority interest - equity	35	64
	2,110	3,862
	-	-
Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	2,075	3,798

Adjustments to conform with US GAAP
Deferred taxation	112	205
Pensions	(343)	(628)
Shares held by employee share trusts	(32)	(59)
Tangible fixed assets	(32)	(59)
Financial instruments	(31)	(57)
Severance liabilities	3	5

Total US GAAP adjustments	(323)	(593)

Equity shareholders' funds under US GAAP	1,752	3,205

The balance sheet is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2004 of $1.83 =£1

National Grid Holdings Limited - consolidated
Group cash flow statement
for the year ended March 31, 2004

£m	$m

Net cash inflow from operating activities before exceptional items	766	1,402
Expenditure relating to exceptional items	(13)	(24)
Net cash inflow from operating activities	753	1,378

Dividends from joint ventures	4	7

Returns on investments and servicing of finance
Interest received	41	75
Interest paid	(169)	(309)

Net cash outflow for returns on investments and servicing of finance	(128)	(234)

Taxation
Corporate tax paid	44	81

Capital expenditure
Payments to acquire tangible fixed assets	(485)	(888)
Receipts from disposals of tangible fixed assets	6	11

Net cash outflow for capital expenditure	(479)	(877)

Acquisitions and disposals
Payments to acquire investments	-	-
Receipts from disposal of investments	6	11

Net cash outflow for acquisitions and disposals	6	11

Equity dividends paid	(250)	(458)

Net cash outflow before management of liquid resources and financing	(50)	(92)

Management of liquid resources
Decrease in short term deposits	4	7

Net cash inflow from the management of liquid resources	4	7

Financing
Issue of shares to minority	35	64
Increase in borrowings	148	271
Movement in intercompany balances	(156)	(285)

Net cash inflow from financing	27	50

Movement in cash and overdrafts	(19)	(35)

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	673	1,232
Net cash used in investing activities	(473)	(866)
Net cash used in financing activities	(223)	(408)
Net decrease in cash and cash equivalents	(23)	(42)
Cash and cash equivalents at beginning of year	130	238

Cash and cash equivalents at end of year	107	196

Cash and deposits per balance sheet	107	196

Cash and cash equivalents	107	196

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1

National Grid Holdings Limited - consolidated
Group Profit and loss account
for the year ended March 31, 2004

	£m	$m

Turnover, including share of joint ventures	1,577	2,886
Less: share of joint ventures' turnover - continuing operations	(50)	(92)

Group turnover
- continuing operations	1,369	2,505
- discontinued operations	158	289
	1,527	2,794

Operating costs	(1,012)	(1,852)

Operating profit of Group undertakings
- continuing operations	515	942
- discontinued operations	-	-
	515	942

Share of joint ventures' and associate's operating profit - continuing operations	6	11
Share of joint ventures' and associate's operating loss - discontinued operations	-	-
	6	11

Operating profit
- Before exceptional items and goodwill amortisation	533	975
- Exceptional items - continuing operations	(13)	(24)
- Exceptional items - discontinued operations	-	-
- Goodwill amortisation	1	2
Total operating profit	521	953

Gain on asset held for exchange	226	414
Profit on disposal of tangible fixed assets - continuing operations	2	4

Net interest	(112)	(205)

Profit on ordinary activities before taxation	637	1,166

Taxation	24	44

Profit on ordinary activities after taxation	661	1,210

Minority interests	4	7

Profit for the year	665	1,217

Dividends	(250)	(458)

Profit transferred to profit and loss reserve	415	759

Reconciliation of net income to US GAAP

Net income under UK GAAP	665	1,217

Adjustments to conform with US GAAP
Deferred tax	(4)	(7)
Pensions	14	25
Financial instruments	(2)	(4)
Assets held for exchange	17	31
Other	(4)	(7)

Total US GAAP adjustments	21	38

Net income under US GAAP	686	1,255

The balance sheet is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2004 of $1.83 =£1

National Grid Holdings Limited - Consolidated
Group profit and loss reserve
for the year ended March 31, 2004

	£m		$m

At April 1, 2003	456		834

Exchange adjustments	(17)		(31)

Tax on exchange adjustments	(12)		(22)

Retained loss for the year	415		759

At March 31, 2004	842		1,540

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2004	842		1,540

Adjustments to conform with US GAAP
Total US GAAP adjustments to equity shareholders' funds	(323)		(591)
Shares held by employee share trusts	32		59

Retained earnings under US GAAP at March 31, 2004	551	*	1,008	*

* Includes cumulative other comprehensive losses of £(406)m ($(744)m)

The profit and loss reserve is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1